                                                                   Exhibit 10(x)


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, effective as of August 1, 1996, between OMEGA HEALTH SYSTEMS, INC., a DELAWARE corporation (the "Company"), and THOMAS P. LEWIS ("Employee").

                                    RECITALS

         WHEREAS, Employee and the Company wish to set out the terms and conditions under which Employee will continue to be employed by the Company;

         WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel;

         WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

         WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated and also to state the comprehensive rights and duties of the parties hereto; and

         WHEREAS, the Company and Employee agree that this Agreement supercedes and replaces that certain Employment Agreement by and between Company and Employee dated May 7, 1993 and any other agreements, practices, and understandings related to his employment.

         NOW THEREFORE, in consideration of the preceding and the agreements hereinafter contained, Employee and the Company agree as follows:

         1. EMPLOYMENT. For several years Employee has served as the President and Chief Executive Officer of the Company, and the employee's compensation has not been adjusted since 1993. The Company hereby continues the employment of Employee as the President and Chief Executive Officer of the Company with such duties as may be assigned by the Company's Board of Directors for a term beginning August 1, 1996 and ending December 31, 1997 ("Initial Term") and shall automatically renew for successive one year periods ("Renewal Term(s)"). After December 31, 1997, this Agreement may be terminated by either party upon one hundred eighty (180) days' prior written notice or by the Company pursuant to Paragraph 8B hereof or by Employee pursuant to Paragraph 8A hereof. Employee hereby accepts such employment.

         2. BEST EFFORTS. Employee agrees to perform faithfully and industriously all the duties which Company may require of him, and will devote his full time and attention to the furtherance of Company's business. Employee agrees that he will be subject to Company's instructions, direction and control in business policies established by Company.

         3. COMPENSATION.

         A. Base Salary. Employee's annual base salary will be $150,000 per year ("Base Salary"), paid bi-weekly or more frequently as Company may determine. The Compensation Committee of the Board of Directors ("Compensation Committee") will annually determine whether, in such Committee's sole discretion, Employee may be paid a bonus based upon the Company's earnings, growth, and other relevant factors.

         B. Salary Increases. Employee's Base Salary shall increase by $50,000 ("Salary Increase") if and when the net earnings of the Company on a fully diluted basis reach $0.30 per share in any twelve (12) month period ("First Triggering Event"). Employee shall notify in writing the Compensation Committee of said First Triggering Event. Upon receipt of such notice and confirmation of said First Triggering Event, the Compensation Committee shall authorize the Salary Increase, to be effective the pay period immediately following the First Triggering Event.

         C. Options. As of August 1, 1996, Employee is hereby granted options to purchase 100,000 shares of the common stock of the Company at an exercise price of $5.75 per share, which is the fair market vaue on the date of grant. Such options shall not vest the first two years from the date of such grant and shall vest 33.3% each year beginning August 1, 1999, and such options are otherwise subject to the terms, conditions and provisions of the Stock Option Agreement attached hereto and incorporated herein by reference.

         D. Contingent Options. Employee shall be granted options to purchase 100,000 shares of the common stock of the Company at an exercise price equal to the fair market value on the date of grant when and if the net earnings of the Company on a fully diluted basis reach $0.80 per share in any consecutive twelve (12) month period ("Second Triggering Event"). Such options shall vest 33.3% each year beginning on the first anniversary date of the Second Trigggering Event, and such options are otherwise subject to the terms, conditions and provisions of the Stock Option Agreement attached hereto and incorporated herein by reference.

         E. Other Employee Benefits. Employee shall also be eligible to participate in all other employee benefit programs and plans established by Company at any time for other employees, including but not limited to medical and/or dental insurance plans, pension or other deferred compensation plans. Employee shall be entitled to a $3,000 annual reimbursement allowance for disability insurance premiums, and Company shall maintain for the benefit of Employee's estate a $1,000,000 term life insurance policy (collectively "Welfare Benefits").

         The total amounts paid pursuant to preceding subsections A, B, C, D, and E and Section 5 hereof are Employee's "Annual Compensation."

         4. EXPENSES. Company shall promptly reimburse Employee for all expenses reasonably incurred by him in connection with his duties hereunder. In the event that Employee uses his own automobile to conduct business of the Company, Employee, at his expense, shall obtain and furnish to Company proof of public liability insurance issued by an insurance company approved by Company with minimum coverage of $100,000/$300,000 per occurrence.

         5. VACATION. Company agrees that Employee will be entitled to take four weeks paid vacation per year, provided that no more than two weeks are taken per departure. Up to five days of unused vacation may be carried over to the next year.

         6. ANNUAL PHYSICAL EXAMINATION. Company will reimburse Employee for the cost of an annual routine physical examination to a maximum of $400.

         7. CHANGE OF CONTROL AND GOOD REASON FOR TERMINATION.

         A. Change in Control of the Company. For purposes of this Agreement, a change in control of the Company ("Change in Control") shall be deemed to have occurred if (1) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities regardless of whether the Board shall have approved such Change in Control; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (A) (3) (i) and (ii) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) stockholders of the Company approve (i) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         B. Good Reason. For purposes of this Agreement, "Good Reason" shall mean, that without Employee's express written consent, any of the following circumstances occur, unless, in the case of following subsections (1), (5),
(6), (7), (8) or (9), such circumstances are fully corrected prior to the date of termination specified in any notice of termination given in respect thereof:

                  (1) assignment to Employee of any duties inconsistent with his current status as an executive officer of the Company or a substantial adverse alteration in the nature or status of Employee's responsibilities from those in effect immediately following execution of this Agreement;

                  (2) reduction by the Company in Employee's Base Salary in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all Company executives and all executives of any person in control of Company;

                  (3) relocation of Company's principal executive offices after a Change in Control to a location more than 50 miles from the location of such offices immediately prior to a Change in Control or Company's requiring Employee to be based anywhere other than the location of Company's principal executive office, except for travel on Company's business to an extent substantially consistent with Employee's present business travel obligations;

                  (4) failure by Company, without Employee's consent, to pay Employee any portion of Employee's compensation, except pursuant to an across-the-board compensation deferral similarly affecting all Company executives and all executives of any person in control of the Company, or to pay Employee any portion of an installment of deferred compensation under any Company deferred compensation program, within 30 days of the date such compensation is due;

                  (5) failure by the Company to continue in effect any compensation plan in which Employee is participating immediately prior to a Change in Control which is material to Employee's total compensation, unless an equitable arrangement has been made with respect to such plan, or failure by the Company to continue Employee's participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed immediately prior to a Change in Control;

                  (6) failure by Company after a Change in Control to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Company's pension, savings and retirement plan, life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of the Change in Control, action by Company, which would materially reduce directly or indirectly any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, or failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled hereunder or if greater on the Company's normal vacation policy in effect at the time of the Change in Control of the Company;

                  (7) failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

                  (8) any purported termination of Employee's employment by the Company, not pursuant to a Notice of Termination, defined hereinafter, satisfying the requirements of this Agreement; or

                  (9) Employee is not able to negotiate a new employment agreement on terms as favorable to Employee as the terms of this Agreement.

         Employee's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         8. TERMINATION AND SEVERANCE PAYMENT.

         A. Severance Payment. In the event that (i) Company and Employee do not extend or renew this Agreement or replace this Agreement with a new employment agreement and this Agreement expires, or (ii) upon termination of Employee's employment by Company at any time after December 31, 1997, other than for Cause, Disability or Retirement, then Employee shall be paid by Company Employee's Base Salary and all Welfare Benefits for six (6) months, and any stock options that have vested by their normal terms as of the date of termination may be exercised by Employee within six (6) months of such date of termination. Upon termination of Employee's employment hereunder by Employee for Good Reason, or (3) by Employee during the two years following the occurrence of a Change of Control during the term of this Agreement, then (i) not later than ninety (90) days after such termination, the

Company will pay the Employee a cash severance payment ("Lump Sum Severance Payment") of one times the Employee's Base Salary for the final year of employment under this Agreement, and (ii) the Company will continue to pay for and provide to Employee all Welfare Benefits, except pension and other similar compensation-based plans for a period of up to two years from the last date of employment if Employee does not accept employment elsewhere, and (iii) the stock options previously granted to Employee as of such date shall immediately vest in full.

         B. Termination for Cause. Company may discharge Employee for Cause immediately, at any time by a written notice specifying the effective date of and reason for termination ("Notice of Termination"). In that event, Employee shall not be eligible for either the Lump Sum Severance Payment, the Continuing Base Salary Payments, immediate vesting of stock options, or, except as required by law, the Welfare Benefits. "Cause" is not intended to include disagreements over management philosophy or other such intangibles. As used herein, "Cause" shall include, but not be limited to, the following:

                  (1) Material violation by Employee of any of the terms of this Agreement; or

                  (2) Willful and continued failure or gross negligence of Employee materially to perform his duties with the Company (other than due to physical or mental illness), provided that Employee has received a written notice of same from the Board of Directors specifically identifying the manner in which the Board of Directors believes Employee has engaged in such failure or misconduct, approved by two-thirds of the Directors entitled to vote thereon, and the Employee continues to engage in such conduct after ten (10) days following receipt of such notice; or

                  (3) Conviction of or guilty plea by Employee to committing a felony or an act of moral turpitude or any similar act; or

                  (4) Conversion or misappropriation by Employee of any monies or other property of the Company as determined by the Board of Directors or

                  (5) Employee's habitual use of illegal drugs or Employee's drug or alcohol addiction.

         C. Voluntary Resignation. Employee shall be entitled to terminate his employment by voluntary resignation given in writing at any time (1) during the two years following the occurrence of a Change in Control of the Company, or
(2) for Good Reason. Such resignation shall not be deemed a breach of any employment contract between Employee and the Company. Notice of such resignation shall specify a date Employee's employment will terminate, not less than 180 days in the future and shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

         D. Death. If Employee dies during his employment, Employee's beneficiaries shall be paid:

                  (1) the Base Salary which would otherwise have been payable to Employee up to the end of the month in which death occurred; and

                  (2) any employee benefit payment pro rata to the end of the month in which death occurred, based on the percentage of the fiscal year for which Employee was compensated at Base Salary, payable on the date such benefits are normally paid.

         E. Retirement. "Retirement" shall mean termination of employment at age 65 (or later) with ten years of service or retirement in accordance with any retirement contract between Company and Employee.

         F. Disability. "Disability" shall mean an illness, injury or physical or mental condition of the Employee which results in the Employee's inability to substantially perform the material duties and responsibilities required of his position under this Agreement for a period of one hundred twenty (120) consecutive days or for any one hundred fifty (150) days during any twelve-month period during the term of the Agreement.

         9. PROTECTION OF COMPANY'S ASSETS.

         A. Confidential Information. "Confidential Information" means all information, data, knowledge and secrets whether developed or originated by, disclosed to or acquired by Employee as a consequence of his employment by the Company, relating to the Company, its affiliates and subsidiaries, not generally known in the industry in which the Company is or may become engaged, relating to the Company's trade secrets, software, financial information, customers, products, techniques, processes and services, including information relating to research, development, invention, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling.

         B. Fiduciary Capacity. Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information.

         C. Return of Property Upon Termination. Upon termination of employment for any reason, Employee shall return to the Company all property of the Company, including but not limited to customer lists, records, software, documents, notes, tapes and other repositories of Confidential Information in the possession of Employee; whether prepared by Employee or by others, including copies thereof. Employee shall be responsible for any property loss or damage suffered by the Company due to delay in the return of such property. Employee represents and warrants that he shall not use any of the aforesaid items in any future business with which he shall become involved as an employee or otherwise.

         D. Covenants Against Competition. In consideration of his employment hereunder, Employee hereby expressly covenants and agrees that, unless otherwise approved in advance in writing by the Company's Board of Directors, he will not for any reason, including expiration of this Agreement, either directly or indirectly, by or for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or other entity in the United States of America, including the District of Columbia and the territories for a period of one year following the date of termination of employment with the Company except, however, said period shall extend to two years upon the occurrence of the First Triggering Event:

                  (1) Call upon, solicit or attempt to contact any customer or customers of the Company for direct gain or to aid a competitor of the Company in damaging the relationship between the Company and its customers, or in competing with the Company;

                  (2) Own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business which is similar to the types of businesses conducted by the Company or which has products or services similar to those handled or being developed by the Company at the time of termination of this Agreement, and which has or will call on firms which are customers of the Company including without limitation integrated eyecare services, ophthalmology or optometric practice management, managed eyecare programs, eye surgical facilities, excimer laser refractive surgery programs or ophthalmic or optometric specialty supplies and equipment distribution;

                  (3) Take with him, disclose, or furnish to anyone other than the Company or its agents any of the Company's Confidential Information ; or

                  (4) Solicit any then current Company employee to leave his or her employment with the Company for any reason.

         E. Remedies. Employee acknowledges and agrees that a breach of any of the preceding covenants of this Section 9 would cause Company irreparable harm for which a remedy at law would be inadequate and that, Company shall be entitled to an injunction restraining Employee from the actions constituting such breach and that Company also may pursue any other remedies against Employee, including the recovery of damages.

         10. WAIVER. A waiver or indulgence by Company of a breach of any provision of this Agreement of Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

         12. MODIFICATION. This Agreement may be modified or amended only by an instrument in writing signed by both Company and Employee.

         13. CHOICE OF LAW. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

         14. ARBITRATION.

         Except as noted hereafter, any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by arbitration in Memphis, Tennessee, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of Employee's right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         Within thirty (30) days after submission of a demand for arbitration, Employee and the Company shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list, the parties will submit to the American Arbitration Association a ranked list of acceptable arbitrators. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

         The arbitration provisions in this Agreement shall not apply to a suit instituted by the Company to enforce Section 9 of this Agreement.

         15.  SURVIVAL AND BINDING EFFECT.


         A. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon their heirs, executors, administrators, successors, and permitted assigns.

         B. The covenants contained in Sections 8, 9, 13 and 14 of this Agreement shall be construed as independent of any other agreements between the parties and shall survive termination of employment.

         C. The existence of any claim or action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. Further, the existence of any claim or cause of action of Company against Employee, whether predicated on this Agreement or otherwise, shall not constitute justification of non-payment of the benefits provided hereby.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year above first written.

                                                     OMEGA HEALTH SYSTEMS, INC.

                                                     BY:
                                                         ----------------------
-----------------------------                        ANDREW W. WILLER, CHAIRMAN
THOMAS P. LEWIS